Exhibit 5.1

August 14, 2007

Contango Oil & Gas Company

3700 Buffalo Speedway

Suite 960

Houston, Texas 77098

Re:	Contango Oil & Gas Company – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Contango Oil & Gas Company, a Delaware corporation (the “Company”), in connection with the preparation of Amendment No. 1 to a Registration Statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 789,468 shares (the “Shares”) of the Company’s common stock, par value $0.04 per share (the “Common Stock”), to be sold by the selling stockholders named in the Registration Statement. The Shares consist of shares of Common Stock that may be issued upon the conversion of shares of the Company’s Series E perpetual cumulative convertible preferred stock, par value $0.04 per share (the “Series E Preferred Stock”), which were issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of May 11, 2007 (the “Securities Purchase Agreement”), between the Company and the purchasers named therein.

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto (including the Securities Purchase Agreement); the Certificate of Designations, Preferences and Relative Rights and Limitations of the Series E Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”); resolutions adopted by the board of directors of the Company; certain other records of the Company’s corporate proceedings as reflected in its minute books; and such statutes, records, and other documents as we have deemed relevant. We have made such inquiries of the Company’s officers as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the originals of all documents submitted to us as copies thereof.

Contango Oil & Gas Company

August 14, 2007

Based upon the foregoing, we are of the opinion that the Shares issuable upon conversion of the Series E Preferred Stock have been duly authorized and, when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP